EXHIBIT 99.1

For Immediate Release

KULICKE & SOFFA ANNOUNCES CLOSING OF OFFERING OF

$110 MILLION CONVERTIBLE SUBORDINATED NOTES

Fort Washington, Pa., June 6, 2007 – Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) today announced the closing of its offering of $110 million aggregate principal amount of convertible subordinated notes due 2012 (the “Notes”), including exercise of the initial purchaser’s over-allotment option for $10 million aggregate principal amount of Notes, that were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the offering, including the net proceeds from the exercise of the initial purchaser’s over-allotment option, were approximately $107.0 million after deducting estimated discounts and expenses.

The Company used approximately $40 million of the net proceeds of the offering to purchase shares of its common stock and intends to use the balance of the proceeds to retire a portion of its 0.5% Convertible Subordinated Notes due 2008 following the offering.

The Notes are subordinated unsecured obligations of the Company, rank junior in right of payment to all existing and future senior indebtedness, are not guaranteed by the Company’s subsidiaries and are structurally subordinated in right of payment to all existing and future obligations of the Company’s subsidiaries. The Notes rank equally with the Company’s existing 0.5% Convertible Subordinated Notes due 2008 and 1.0% Convertible Subordinated Notes due 2010. The Notes will pay interest semi-annually at a rate of 0.875% per annum, and will be convertible only upon satisfaction of certain conditions. The Notes will be convertible, under certain circumstances, into cash up to the principal amount of the Notes and with respect to any excess conversion value, into shares of the Company’s common stock. The Company may elect to satisfy its conversion obligation in cash, shares of common stock or a combination thereof. The initial base conversion price for the Notes is $14.355 per share (subject to adjustment in certain circumstances), which is equivalent to an initial base conversion rate of approximately 69.6621 shares of common stock per $1,000 principal amount of Notes. Additionally, if at the time of conversion the applicable stock price of the Company’s common stock exceeds the base conversion price, holders may receive up to an additional 34.8311 shares of the Company’s common stock per $1,000 principal amount of Notes, as determined pursuant to a specified formula. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes only upon the occurrence of certain fundamental change transactions.

The Notes will not be redeemable at the Company’s option. Holders of the Notes will not have the right to require the Company to repurchase their Notes prior to maturity except in connection with the occurrence of certain fundamental change transactions. The Notes may be accelerated upon an event of default as described in the Indenture and will be accelerated upon bankruptcy, insolvency, appointment of a receiver and similar events with respect to the Company. The Notes will mature on June 1, 2012.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com